UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.__)

______________________

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CERUS CORPORATION

(Name of Registrant as Specified In Its Charter)

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Supplemental information Regarding Proposal No. 2 – Approval of the Amendment and Restatement of the Company’s 2024 Equity Incentive Plan

In Proposal No. 2 (“Proposal No. 2”) of the proxy statement (the “Proxy Statement”) for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Cerus Corporation (“Cerus” or the “Company”), to be held on Tuesday, June 3, 2025 at 9:00 a.m. Pacific time, we are requesting that our stockholders approve the amendment and restatement of our 2024 Equity Incentive Plan (the “2024 Plan”, and as amended and restated by the Board in March 2025, the “Amended and Restated 2024 Plan”).

We are providing this supplement to the Proxy Statement (this “Supplement”) to correct an inadvertent error in the table that appears in Proposal No. 2 on page 25 of the Proxy Statement (the “Overhang Table”) and to supplement the disclosure provided in Proposal No. 2. We urge you to read the Proxy Statement and this Supplement in their entirety. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged.

Capitalized terms used but not otherwise defined in this Supplement shall have the meanings provided to them in the Proxy Statement.

Overhang Table

We are providing this Supplement to correct the total number of shares of common stock subject to outstanding stock options reported in the Overhang Table, which number of shares was erroneously overstated in the Proxy Statement. In this regard, the total number of shares of common stock subject to outstanding stock options as of April 1, 2025 was actually 10,759,078 shares, rather than 28,912,100 shares as erroneously overstated in the Proxy Statement. The revised Overhang Table, which reflects the correct number of shares of common stock subject to outstanding stock options as of April 1, 2025 and provides certain other information regarding our equity incentive plans, is set forth below.

As of April 1, 2025
Total number of shares of common stock subject to outstanding stock options(1)	10,759,078
Weighted-average exercise price of outstanding stock options	$5.189
Weighted-average remaining term of outstanding stock options	3.84 years
Total number of shares of common stock subject to outstanding full value awards	18,153,022
Total number of shares of common stock available for grant under the 2024 Plan	4,250,869
Total number of shares of common stock available for grant under other equity incentive plans(2)	—

As of April 11, 2025 (the Record Date)
Total number of shares of common stock outstanding(3)	191,160,480
Per-share closing price of common stock as reported on Nasdaq Global Market	$1.38

(1)	Such outstanding stock options are not entitled to any dividends or dividend equivalent rights. As of April 1, 2025, there were no other outstanding appreciation awards.
(2)

We currently have awards outstanding under the Inducement Plan, but as a result of the amendment and restatement of the 2008 Plan at our 2017 Annual Meeting of Stockholders, no additional awards may be granted under the Inducement Plan; accordingly, for purposes of the table above, no shares remained available for issuance under the Inducement Plan as of April 1, 2025.

(3)	Excludes 291,932 treasury shares.

Why You Should Vote to Approve the Amended and Restated 2024 Plan (Proposal No. 2)

We Are Mindful of the Need to Balance Attraction and Retention of Talent with Dilution Considerations

We continue to believe that equity awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity awards, and we grant equity awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders. We therefore carefully and thoughtfully manage our equity compensation program, balancing attraction, retention, and incentivization of our employees, non-employee directors, and consultants against dilution considerations.

The following table provides detail regarding our full dilution and the potential dilution resulting from the proposed share increase of 10,000,000 shares under the Amended and Restated 2024 Plan, in each case as of April 1, 2025:

Number of Shares Subject to Outstanding Stock Options(1)	Number of Shares Subject to Outstanding Full Value Awards(1)	Number of Shares Remaining Available for Future Grants(1)(2)	Proposed Share Increase(3)	Shares of Common Stock Outstanding (1)	Full Dilution (1)(4)	Potential Dilution from Proposed Share Increase(5)	Peer Group Median Dilution(6)
10,759,078	18,153,022	4,250,869	10,000,000	191,449,262	14.8%	18.4%	24.8%
(1)
As of April 1, 2025.
(2)
Represents shares of common stock that are available for grant under the 2024 Plan as of April 1, 2025. As of April 1, 2025, there were no shares of common stock available for grant under any of our equity incentive plans other than the 2024 Plan.
(3)
Represents the proposed share increase if the Amended and Restated 2024 Plan is approved by stockholders.
(4)
Our full dilution is calculated as (shares subject to outstanding stock options + shares subject to outstanding full value awards + shares available for grant) / (shares subject to outstanding stock options + shares subject to outstanding full value awards + shares available for grant + shares outstanding).
(5)
Our potential dilution is calculated as (shares subject to outstanding stock options + shares subject to outstanding full value awards + shares available for grant + proposed share increase) / (shares subject to outstanding stock options + shares subject to outstanding full value awards + shares available for grant + proposed share increase + shares outstanding).
(6)
As of December 31, 2024.

As of April 1, 2025, our full dilution of approximately 14.8% was below the 25th percentile of our compensation peer group. This is despite the fact that all shares underlying our outstanding stock options are underwater as of the date of this Supplement, which we believe provides executives and employees with added incentive to increase our stock price and create stockholder value.

The proposed share increase of 10,000,000 shares under the Amended and Restated 2024 Plan would modestly increase our full dilution to approximately 18.4%, which would keep our dilution below the 25th percentile of our compensation peer group and well below the median dilution of our peers as of December 31, 2024 (24.8%). We believe the additional shares will provide us with sufficient shares of our common stock to support at least one year of equity awards at our current market value, with a reasonable buffer to support unplanned events such as significant changes to our leadership team or headcount. We also believe the number of additional shares requested for issuance under the Amended and Restated 2024 Plan represents a reasonable amount of potential additional equity dilution based on peer data.

We Manage Our Equity Award Usage Carefully

We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” in a manner intended to maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, non-employee directors, and consultants. As further described in Proposal No. 2, our three-year average burn rate for fiscal years 2022 through 2024 was 4.07%, placing our burn rate during such period between the 25th and 50th percentiles of our compensation peer group.

We have taken several actions in recent years to responsibly manage our equity award usage. As further described in the section entitled “2024 Long-Term Incentive Compensation” within the “Compensation Discussion and Analysis” section of the Proxy Statement, since 2023, our Compensation Committee has utilized a premium to the current trading price of our common stock to determine the number of shares for each equity award granted to our executive officers and non-employee directors resulting from the approved dollar amount, which has resulted in fewer shares being awarded and therefore reduced the dilutive impact of the awards. In addition, since 2023, we have also granted our time-based equity awards solely in the form of RSU awards rather than a mix of options and RSUs—time-based RSU awards generally cover fewer shares than stock options that we would otherwise grant to deliver a similar value to a grantee, thereby resulting in less dilution to our stockholders. Our executive officers receive a mix of time-based RSU awards and performance-based RSU awards.

The Amended and Restated 2024 Plan Combines Compensation and Governance Best Practices

The Amended and Restated 2024 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including the following:

•
Flexibility in designing equity compensation scheme. The Amended and Restated 2024 Plan allows us to provide a broad array of equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, RSU awards, and performance stock awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.
•
Stockholder approval is required for additional shares. The Amended and Restated 2024 Plan does not contain an annual “evergreen” provision. The Amended and Restated 2024 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares under the Amended and Restated 2024 Plan in excess thereof.
•
Repricing is not allowed. The Amended and Restated 2024 Plan prohibits the repricing of stock options and stock appreciation rights granted under the Amended and Restated 2024 Plan without prior stockholder approval.
•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended and Restated 2024 Plan must have an exercise price or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•
Reasonable share counting provisions. In general, when awards granted under the Amended and Restated 2024 Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, any shares received from the exercise of stock options or withheld for taxes will not be returned to our share reserve.
•
Minimum vesting requirements. The Amended and Restated 2024 Plan provides that no award may vest until at least 12 months following the date of grant of the award, except that shares up to 5% of the share reserve of the Amended and Restated 2024 Plan may be issued pursuant to awards that do not meet such vesting requirements.
•
Specific disclosure of award vesting upon corporate transaction or change in control. The Amended and Restated 2024 Plan specifically provides that in the event of certain corporate transactions involving the Company or a change in control of the Company, if the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards granted under the Amended and Restated 2024 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the corporate transaction or change in control, the vesting of such awards will be accelerated in full (and with respect to performance-based awards, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the corporate transaction or change in control).
•
Restrictions on dividends and dividend equivalents. The Amended and Restated 2024 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award granted under the Amended and Restated 2024 Plan before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

If Proposal No. 2 Is Not Approved, We Will Not Have Enough Shares Available under the 2024 Plan to Make Grants to Help Us Attract and Retain Top Employees

If Proposal No. 2 is approved by our stockholders, we will continue to be able to grant equity awards under the 2024 Plan (as amended and restated) to secure and retain the services of our employees, non-employee directors, and consultants, and the Amended and Restated 2024 Plan will become effective on the date of the Annual Meeting. If Proposal No. 2 is not approved by our stockholders, we will have a significantly reduced ability to use equity awards to recruit and retain highly qualified personnel and we will be substantially disadvantaged in our ability to compete in our industry. Further, if Proposal No. 2 is not approved by our stockholders, we:

•
will not be able to continue to grant long-term equity incentives to our executive officers, including in the form of performance-vesting equity awards that establish a direct link between our corporate performance and the compensation of our executive officers;
•
will likely be compelled to alter our compensation programs to increase the cash-based components, which would not provide the same benefits as equity awards and would limit cash available for other purposes; and
•
will likely be compelled to adopt a new inducement plan without the approval of our stockholders (pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules) to enable us to offer equity as a component of compensation to attract top talent.

For the foregoing reasons and the reasons set forth in our Proxy Statement, we urge you to approve the Amended and Restated 2024 Plan by voting “For” Proposal No. 2.

Thank you for your consideration.

Sincerely,

/s/ William M. Greenman

William M. Greenman

President, Chief Executive Officer and Director

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VOTING MATTERS; REVOCABILITY OF PROXIES

Except as described in this supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of Cerus common stock. There are no changes to the proxy card or voting instruction form previously mailed to stockholders.

If you have already voted by Internet, telephone or by mail, then you do not need to take any action unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already voted and wish to change your vote based on any of the information contained in this supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Important information regarding how to vote your shares of Cerus common stock and how to revoke a proxy already given is available in the Proxy Statement under the captions “Questions and Answers About these Proxy Materials and Voting—How do I vote?” and “Questions and Answers About these Proxy Materials and Voting—Can I change or revoke my vote after submitting my proxy?”, respectively. Votes already cast will remain valid and will be voted at the Annual Meeting unless changed or revoked.

As a stockholder, your vote is very important, and the Cerus Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of Cerus common stock that you own.